EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
July 23, 2010	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS SECOND QUARTER 2010 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the three and six month period ended June 30, 2010.

Net income for the three months ended June 30, 2010, was $504 thousand, or $.24 per diluted share, compared to $758 thousand, or $.36 per diluted share, for the quarter ended June 30, 2009.  The decrease is primarily related to lower earnings from the reduction in size of the Bank’s investment portfolio in the first half of 2010.  For the six month period ended June 30, 2010, net income and diluted earnings per share was $567 thousand and $0.27, respectively, compared to $1.4 million and $0.64, respectively, for the same period in 2009.  The decrease for the six month period is due primarily to lower net interest income for the same reason as described above along with additional loan loss provision expense in the first quarter of 2010 of $800 thousand.  Partially offsetting the decrease in earnings over the first six months of 2010 were gains on sale of other real estate and securities in the first quarter of 2010.

Net interest income for the three and six month periods ended June 30, 2010, decreased $371 thousand and $644 thousand, respectively, over the same period in 2009.  Average earning assets during the quarterly and year to date periods fell primarily due to a decrease in average investment securities while average loan balances remained relatively stable.  The interest rate environment over the first six months of 2010 made profitable reinvestment of cash flows back into the market difficult, contributing to the decrease in net interest income during both comparative periods.  Lower interest rates also contributed to the decline of interest rate spread and margin during both periods.  Interest rate spread declined 15 and 5 basis points to 3.24% and 3.29% for the three and six month period ended June 30, 2010, respectively.  Interest rate margin declined 15 and 6 basis points to 3.63% and 3.68% for the three and six months ended June 30, 2010, respectively.

Non-interest income was relatively stable for the 2nd quarter of 2010 compared to the 2nd quarter of 2009, increasing $11 thousand, while non-interest income increased $450 thousand for the first six months of 2010 compared to the corresponding period in 2009.  The six month increase is due primarily to gains from sales of investment securities in the first quarter of 2010 and increases in mortgage related income, offset by lower service charges on deposit accounts.  Non-interest expense remained relatively stable for the 2nd quarter of 2010 compared to the 2nd quarter of 2009, increasing only $55 thousand.  Non-interest expense increased $625 thousand for the six months ended June 30, 2010 as compared to the corresponding period in 2009, primarily due to a $368 thousand charge to expense related to the provision of loan and late fees receivable and higher occupancy, equipment and salary and benefits costs.  These additional costs were offset by lower FDIC assessment charges due to a special assessment of $183 thousand made in the 1st half of 2009 and lower other real estate and collection costs.

               Non-performing assets, which includes non-accrual loans, loans delinquent 90 days or more and other real estate, decreased to $9.7 million, or 2.53% of total assets, at June 30, 2010, from $10.5 million, or 2.68% of total assets at December 31, 2009.  Net charge-offs for the 2nd quarter of 2010 were $807 thousand compared to $383 thousand during the same period in 2009.  Net charge-offs increased to $2.6 million for the six month period ended June 30, 2010, compared to $515 thousand for the six month period in 2009.  The Company’s loan loss provision in the 2nd quarter of 2010 was $200 thousand, compared to $250 thousand for the corresponding period in 2009.  For the six months ended June 30, 2010, the Company’s loan loss provision was $1.3 million compared to $950 thousand during the same period in 2009.  The allowance for loan losses of $2.5 million, or 1.17% of loans, at June 30, 2010, compares to $3.9 million, or 1.73% of loans, at December 31, 2009.  The Company believes the allowance for loan loss account is adequate as of June 30, 2010.

W. Page Ogden. President & CEO, commented, “The bank is positioned favorably to benefit from stabilization and improvement in the economies of its local markets.  Moreover, we believe that our proactive response to credit issues in recent quarters is being reflected in improved credit quality throughout the loan portfolio and a moderation of non-performing assets.”  The Company’s Regulatory Tier 1 Capital of $42 million, or approximately 16.2% of risk weighted assets, substantially exceeds the approximate $10.3 million, or 4%, minimum regulatory capital requirements.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, three in Baton Rouge, Louisiana and a loan production office in Central, Louisiana.  As of June 30, 2010, the Company reported assets of $380.8 million and equity of $40.4 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at June 30, 2010, were 2,135,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months ended June 30,		For the Six Months ended June 30,

	2010	2009	2010	2009
Income Statement Data
Interest income	$4,747,555	$5,269,609	$9,621,745	$10,676,669
Interest expense	1,465,964	1,616,591	2,956,522	3,367,597
Net interest income	3,281,591	3,653,018	6,665,223	7,309,072
Provision for loan losses	200,000	250,000	1,299,996	950,000
Net interest income after
provision for loan losses	3,081,591	3,403,018	5,365,227	6,359,072
Non-interest income	711,496	700,137	1,827,302	1,377,431
Non-interest expense	3,215,778	3,161,106	6,735,618	6,110,693
Income before income taxes	577,309	942,049	456,911	1,625,810
Income taxes	73,458	184,261	(110,232)	268,006
Net income	$503,851	$757,788	$567,143	$1,357,804

Return on Average Assets	0.53%	0.75%	0.30%	0.67%
Return on Average Equity	5.08%	7.52%	2.83%	6.77%

Diluted:
Net income per share	$0.24	$0.36	$0.27	$0.64
Weighted average shares outstanding	2,136,450	2,127,144	2,134,092	2,124,761

Balance Sheet Data	June 30, 2010	December 31, 2009	June 30, 2009
Total assets	$380,791,933	$393,110,149	$401,252,952
Cash and due from banks	6,921,880	10,303,641	5,612,740
Federal funds sold	25,496	58,799	2,271
Investment securities	138,203,875	146,590,266	159,917,981
Loans, net of UI & loans held for sale	216,403,258	223,817,377	224,766,276
Loans held for sale	5,949,000	784,063	-
Allowance for loan losses	2,538,737	3,878,738	2,832,499
Deposits-interest bearing	213,252,751	201,094,816	207,579,014
Deposits-non interest bearing	45,664,635	49,847,304	44,759,527
Total deposits	258,917,386	250,942,120	252,338,541
Short-term debt	29,123,336	50,389,079	65,355,926
Long-term debt	49,000,000	49,000,000	40,007,826
Stockholders' equity	40,352,813	39,840,889	40,187,002
Book value (per share)	$18.90	$18.74	$18.90
Total shares outstanding	2,135,466	2,126,466	2,126,466

Asset Quality Data
Non-accrual loans	$7,695,388	$9,335,222	$5,605,536
Loans 90+ days past due	1,949	50,518	1,821,512
Total non-performing loans	7,697,337	9,385,740	7,427,048
Other real estate owned	1,953,871	1,763,965	1,397,180
Total non-performing assets	$9,651,208	$11,149,705	$8,824,228
Total non-performing assets to average assets	2.54%	2.92%	2.17%
Net chargeoffs - ytd	$2,640,000	$1,833,337	$515,303
YTD net chargeoffs as a percent of average loans	1.18%	0.82%	0.23%